Exhibit 1

January 7, 2005


Mr. Edward R. Cofrancesco, Jr.
3829 Winding Lake Circle
Orlando, Florida 32835


           RE:       Agreement for Purchase and Sale of Common Stock.
                     ------------------------------------------------

Dear Mr. Cofrancesco:

           This letter summarizes and confirms the terms of your agreement to sell certain shares of common stock in International Assets Holding Corporation, a Delaware corporation, having its principal place of business at 220 E. Central Parkway, Suite 2060, Altamonte Springs, Florida 32701 ("IAHC") to Leucadia National Corporation, a New York corporation ("Leucadia"). The provisions of this letter shall be legally binding and enforceable obligations of you and Leucadia.

           You have advised Leucadia that you are a party to and optionee under the following Incentive Stock Option Agreements with IAHC: Agreements dated December 22, 2000; December 22, 2001; December 6, 2002; and March 7, 2003 (collectively the "Option Agreements") and that on November 18, 2004, you resigned your positions as Director, Chief Operating Officer and Executive Vice President of IAHC. Complete and properly executed copies of the Option Agreements are attached to this letter. The Option Agreements collectively grant to you the option to purchase a total of 150,000 shares of IAHC common stock at varying option exercise prices. You have informed us that you will not exercise options covering 36,680 shares scheduled to vest in 2005 and 2006 because of the planned termination of your employment with IAHC in March 2005. Consistent with the terms and conditions of this letter agreement, you have agreed to exercise all of the options that are vested or that will vest as of March 7, 2005 and to simultaneously sell the common stock that will be issued upon the exercise of such options (an aggregate of 113,320 shares of IAHC) to Leucadia, and Leucadia has agreed to purchase such shares from you on the terms and conditions set forth herein in two tranches based on the options vesting schedule. The first tranche will be comprised of 83,320 shares of IAHC common stock to be issued upon the exercise of options that are vested as of December 31, 2004 (the "January 2005 Purchased Shares") and the second tranche will be comprised of 30,000 shares of IAHC common stock to be issued upon the exercise of options that vest on March 7, 2005 (the "March 2005 Purchased Shares" and together with the January 2005 Purchased Shares, the "Purchased Shares").

           Leucadia will purchase the January 2005 Purchased Shares on or before January 7, 2005 or such other date as shall be agreed to by us (the date of such purchase being the "January Closing Date"). Leucadia will purchase the March 2005 Purchased Shares on or before March 31, 2005 or such other date as shall be agreed to by us (the date of such purchase being the "March Closing Date"). Leucadia will purchase the Purchased Shares from you for a price equal to $7.00 per Purchased Share.

           THE JANUARY 2005 PURCHASE
           -------------------------

           PRIOR TO THE JANUARY CLOSING. Prior to the January Closing Date, you will prepare, consistent with the terms of the Option Agreements, the required notification to IAHC (the "January Exercise Notice") expressing your intent to exercise all options then vested (an aggregate of 83,320 shares of IAHC common stock). Your notice, a copy

Mr. Edward R. Cofrancesco, Jr.
January 7, 2005
Page 2 of 6


           of which will be delivered to Leucadia, will include an irrevocable instruction to IAHC to issue the January 2005 Purchased Shares in the name of Leucadia National Corporation and to deliver such shares to Leucadia at 25 G. Street, Salt Lake City, Utah, 84103. Simultaneously with delivery of the January Exercise Notice to IAHC, you will deliver to Leucadia a letter, in the form attached to this letter agreement, setting forth the aggregate exercise price for the January 2005 Purchased Shares (the "January Exercise Price") and directing Leucadia to pay the January Exercise Price to IAHC by delivery of a certified check payable to IAHC or such other method of payment acceptable to Leucadia and IAHC.

           THE JANUARY CLOSING. On the January Closing Date, Leucadia will deliver to IAHC a certified check or other acceptable method of payment in the amount of the January Exercise Price, IAHC will simultaneously issue the January 2005 Purchased Shares in the name of Leucadia to Leucadia, and Leucadia will deliver to you a certified check in an amount equal to the remainder of (i) $7.00 multiplied by the number of January 2005 Purchased Shares, less (ii) the January Exercise Price.

           THE MARCH 2005 PURCHASE
           -----------------------

           PRIOR TO THE MARCH CLOSING. Prior to the March Closing Date you will prepare, consistent with the terms of the Option Agreements, the required notification to IAHC (the "March Exercise Notice") expressing your intent to exercise all options then vested (an aggregate of 30,000 shares of IAHC common stock). Your notice, a copy of which will be delivered to Leucadia, will include an irrevocable instruction to IAHC to issue the March 2005 Purchased Shares in the name of Leucadia National Corporation and to deliver such shares to Leucadia at 25 G. Street, Salt Lake City, Utah, 84103. Simultaneously with delivery of the March Exercise Notice to IAHC, you will deliver to Leucadia a letter, in the form attached to this letter agreement, setting forth the aggregate exercise price for the March 2005 Purchased Shares (the "March Exercise Price") and directing Leucadia to pay the March Exercise Price to IAHC by delivery of a certified check payable to IAHC or such other method of payment acceptable to Leucadia and IAHC.

           THE MARCH CLOSING. On the March Closing Date, Leucadia will deliver to IAHC a certified check or other acceptable method of payment in the amount of the March Exercise Price, IAHC will simultaneously issue the March 2005 Purchased Shares in the name of Leucadia to Leucadia, and Leucadia will deliver to you a certified check in an amount equal to the remainder of (i) $7.00 multiplied by the number of March 2005 Purchased Shares, less (ii) the March Exercise Price.

           You represent and warrant to Leucadia as of the date of this letter and as of the January Closing Date and the March Closing Date as follows: (i) you remain employed in good standing with IAHC; (ii) you are not an executive officer or director of IAHC and you are not performing any of the responsibilities of an executive officer or director of IAHC; (iii) you have not pledged, hypothecated or agreed to sell or transfer the Purchased Shares or your rights under the Option Agreements to any person or entity other than Leucadia;
(iv) you have notified IAHC of your intent to sell and transfer the Purchased Shares to Leucadia, and IAHC has not objected to such transaction and has communicated such non-objection to you in writing and you agree to provide

Mr. Edward R. Cofrancesco, Jr.
January 7, 2005
Page 3 of 6


Leucadia with a copy of such written non-objection; (v) neither the execution and delivery of this letter agreement, nor the consummation or performance of the transactions contemplated herein will directly or indirectly contravene, conflict with, or result in a violation of any provision of the Option Agreements or any other agreement to which you are a party or by which you are bound; (vi) neither the execution and delivery of this letter agreement, nor the consummation or performance of the transactions contemplated herein will directly or indirectly contravene, conflict with, or result in a violation of any applicable federal, state or local law, rule or regulation; (vii) the issuance of the Purchased Shares to you pursuant to your exercise of the Option Agreements has been registered with the Securities and Exchange Commission (the "SEC") under the Securities Acts of 1933, as amended (the "Securities Act"), such registration statements have been declared effective by the SEC and remain effective at the time of the closing, and prior to the sale of the Purchased Shares to Leucadia pursuant to this letter agreement, the Purchased Shares will not constitute "restricted securities" as such term is used in SEC Rule 144;
(viii) other than pursuant to this letter agreement, you will not purchase the Purchased Shares or any other securities of IAHC (or any person directly or indirectly controlling or controlled by IAHC or any person under direct or indirect common control with IAHC (an "Affiliate")) with a view to, or did not and will not offer or sell the Purchased Shares or any other securities for IAHC (or an Affiliate) in connection with, the distribution of any of the Purchased Shares or other securities of IAHC (or an Affiliate), you are not participating and have not directly or indirectly participated in any such undertaking, and you are not participating and have not participated in the direct or indirect underwriting of any such undertaking; (ix) you are not aware of any facts or circumstances indicating that you are or may be deemed to be an "underwriter" within the meaning of the Securities Act, with respect to the Purchased Shares or any other securities of IAHC (or an Affiliate); (x) you have not and are not currently engaged, either for all or part of your time, directly or indirectly, as an agent, broker, or principal, in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another person or entity, including IAHC; and (xi) neither you nor any person acting on your behalf, has offered to sell or sold the Purchased Shares or any other securities of IAHC by any form of general solicitation or general advertising, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio and any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. You also agree that you will give Leucadia not less than 10 business days prior notice of the termination of your employment with IAHC.

           Leucadia acknowledges that: (i) its purchase of the Purchased Shares has not been registered under the Securities Act; (ii) the Purchased Shares will constitute "restricted securities" as such term is used in SEC Rule 144; and
(iii) the Purchased Shares may not be resold by Leucadia except in a transaction which is either registered under the Securities Act or exempt from the registration requirements of the Securities Act.

           You agree that Leucadia may terminate this letter agreement and its obligations hereunder, at any time by delivering written notice to you, if any of your representations or warranties above is inaccurate, or if any of the Option Agreements is terminated for any reason.

           Each party agrees to (a) furnish upon request to the other party such further information, (b) to execute and deliver to the other party such other documents, and (c) to do such other acts and things, all as the other party may

Mr. Edward R. Cofrancesco, Jr.
January 7, 2005
Page 4 of 6


reasonably request for the purpose of carrying out the intent of this letter agreement and the transactions contemplated herein.

           This letter agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This letter agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

           Neither party may assign any of its rights under this letter agreement without the prior written consent of the other party, except that Leucadia may assign any of its rights under this letter to any subsidiary of Leucadia. Subject to the preceding sentence, this letter agreement will apply to, be binding in all respects upon, and inure to the benefit of the respective permitted heirs, executors, administrators, personal representatives, successors, and assigns of the parties. This letter agreement shall be governed by the laws of the State of New York without regard to conflicts of laws principles.

           This letter agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

           Thank you for your attention to this letter. We look forward to working with you on the transactions outlined above and for a continued relationship with IAHC. If you are in agreement with the foregoing, please sign and return one original copy of this letter agreement to me.

                                    Very truly yours,

                                    Leucadia National Corporation

                                    /s/ H.E. Scruggs

                                    H.E. Scruggs
                                    Vice President


AGREED AS OF THE ABOVE DATE:

/s/ Edward R. Cofrancesco, Jr.
-------------------------------------
Edward R. Cofrancesco, Jr.